Exhibit 99.1

EXPEDIA, INC. AND TRAVELOCITY ANNOUNCE STRATEGIC MARKETING AGREEMENT

Travelocity’s North American websites will be powered by Expedia’s technology, customer services and supply

BELLEVUE, Wash. AND SOUTHLAKE, Texas – August 22, 2013 – Expedia, Inc. (NASDAQ: EXPE) and Travelocity today announced entry into an exclusive, long-term strategic marketing agreement, whereby Expedia will power the technology platforms for Travelocity’s existing websites in the US and Canada, while providing Travelocity access to Expedia, Inc.’s supply and customer services. Upon the implementation of the agreement, Travelocity will focus its efforts on promoting its brand and marketing the broad offering of travel services and supply made available through this agreement. Travelocity will remain wholly-owned by Sabre Holdings Corporation, and independent of Expedia, Inc. Travelocity-owned lastminute.com in Europe and the Travelocity Partner Network are not included in this marketing arrangement.

“Over the years, Travelocity has become one of the most recognized travel brands in the US and Canada. Going forward, this agreement will enable Travelocity to focus on further building its brand while at the same time providing consumers with an enhanced suite of travel products and services,” said Expedia, Inc. CEO Dara Khosrowshahi. “This announcement stands as a true testament to the advanced capabilities that our significant technology investments over the past several years enabled us to build. We believe volume generated through the agreement will add further scale to Expedia’s global supply and customer service capabilities.”

“Since launching in 1996, Travelocity has grown from a pioneering Internet start-up to one of the leading brands in travel,” said Carl Sparks, President and CEO, Travelocity Global. “In staying true to our core values of meeting the needs of both consumers and travel suppliers, we have elected to evolve and strengthen our business model in the US and Canada by working with Expedia, Inc. to offer a top-notch booking platform and a more robust supply of travel options, allowing us to focus increased resources on building our competitive strengths in marketing and retailing.”

Both parties plan to begin development and implementation immediately, with an expected launch in 2014.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to strategic, financial and operational benefits of the Expedia, Inc./Travelocity strategic marketing agreement. These statements are not guarantees of future performance. These forward-looking statements are based on Expedia, Inc. or Travelocity, as appropriate, management’s expectations as of the date hereof and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: the ability of Expedia, Inc. and Travelocity to successfully implement their plans, or meet forecasts and other expectations, as well as other risks detailed in Expedia, Inc.’s public filings with the Securities and Exchange Commission (“SEC”), including Expedia, Inc.’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes some of the world’s leading online travel brands, including:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 31 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in 13 countries on its 12 sites in North America, Europe and Asia

•	Egencia®, the world’s fifth largest corporate travel management company

•	eLong™, the second largest online travel company in China

•	Venere.com™, the online hotel reservation specialist in Europe

•	trivago®, a leading online hotel search company with sites in 39 countries

•	Expedia Local Expert®, a provider of in-market concierge services, activities and experiences in 18 markets worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, one of North America’s leading retail cruise vacation experts

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market travel consumers through Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2013 Expedia, Inc. All rights reserved. CST: 2029030-50

About Travelocity

Travelocity is one of the world’s largest travel companies, serving the needs of travelers from all walks of life. Based in Southlake (Dallas/Fort Worth), Texas, with offices and customer care centers around the world, Travelocity Global owns and operates: Travelocity® in North America; lastminute.com, a leader in European online travel; The Travelocity Partner Network; and igougo.com, a leading online travel community. Travelocity Global is owned by Sabre Holdings, a global technology company whose innovative technology is used by more than a billion people around the world to plan, book and get to their destination at a time and price that’s right for them.

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Contacts, Media Only

Expedia, Inc. Corporate Communications

+1 425 679 4317

press@expedia.com

Travelocity Corporate Communications

Joel Frey	David Chamberlin
+1 682 605 2178	+1 214 669 7299
joel.frey@travelocity.com	david.chamberlin@edelman.com